Exhibit 23.3

                     CONSENT OF INDEPENDENT AUDITORS
                     _______________________________


         We consent to the reference to our Firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of First Commerce Corporation, for the registration of 6,792,453 shares of its common stock, and Joint Proxy Statement of First Commerce Corporation and Central Corporation and to the incorporation by reference therein of our report dated January 20, 1993 with respect to the consolidated financial statements of Central Corporation for the year ended December 31, 1992 incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 filed with the Securities and Exchange Commission.


         /s/  Ernst & Young LLP
         New Orleans, Louisiana
         July 24, 1995